Exhibit 10.8

The Community Bank

Executive Short-term Incentive Compensation Plan Document

Table of Contents

Purpose and Objectives	3

Plan Concept	4

Eligibility	5

Incentive Award Opportunity	6

Performance Mix	7

Bank-wide Performance Measures	8

Individual Performance Measures	9

Award Calculation and Payout	11

Plan Administration	11

Appendix	12

Definitions

Total Award Opportunity Sheet

Sample Award Calculation Table

Calculation Worksheet

Purpose and Objectives

The purpose of the Short-term Incentive Compensation Plan (SICP) is to provide meaningful financial rewards to key management personnel for their contributions to the achievement of strategic organizational objectives of the bank. Within the context of the overall purpose, there are two specific objectives:

To continue to attract and retain the caliber of executive necessitated by the changing and increasingly demanding banking and financial services environment.

To strengthen the management process by reinforcing the bank’s financial, operational and strategic goals through effective planning and team building.

Plan Concept

The SICP is designed to recognize both Organizational and Individual performance against predetermined goals, plans, and standards. When the pre-determined targets are met, a fully competitive incentive award is generated. Actual performance that exceeds or falls short of the targets will generate correspondingly larger or smaller awards.

The Plan Year will begin on May 1 and end on April 30.

Eligibility

•	Participation in the SICP will be approved by the Board of Directors or its designated official.

•	Eligibility is restricted to executives with bank-wide impact. Below is a list of the eligible positions in the plan year.

President/Chief Executive Officer

Chief Operating Officer/Chief Financial Officer

VP/Senior Loan Officer

VP/Retail Banking

VP/Corporate Services

VP/Business Loan Officer

VP/Operations & Technology

VP/Marketing & Development

VP/Human Resources

•	SICP positions will be identified in the first quarter of each plan year.

Incentive Award Opportunity

Certain positions have a more direct impact than others on the success of the bank. To recognize these differences, incentive opportunities for eligible executives vary for each distinct level of impact as depicted in the table below:

Position Category	Award Maximum (Percent of Salary)
I President/CEO	30%

II COO/CFO	25%

III VP/Officer	20% maximum

Performance Mix

The position category also denotes the extent of influence the officer has over bank-wide performance versus individual performance. The more control the officer has over bank-wide goals, the larger the portion of incentive will be based on bank-wide performance. Those positions which have less influence on bank-wide performance will have a greater portion of their incentive based on their individual performance. This concept is illustrated below:

% of Incentive Based On:

Position Category	Bank-Wide Performance	Individual Performance
I President/CEO	90%	10%
II COO/CFO	80%	20%
III (a) VP/Senior Lending Officer	65%	35%
III (b) Other VP/Officer	Determined Individually

•	A measure of Net Operating Income will be used to “trigger” the SICP. If Net Operating Income is below the pre-determined “target” amount, there will be no incentive compensation paid under this plan.

•	Payment of a discretionary award for exceptional performance in addition to any award paid pursuant to this plan or when no awards are paid under this plan may be authorized by the Board of Directors.

Bank performance Measures

Bank performance measures used in the SICP will be based on the business plan, identified at the beginning of each plan year and weighted for priority.

•	The bank-wide performance measures, targets and weights used in structuring the incentive program for the current plan year are:

Bank Performance Measure	Total	Weight
* Return on Assets	.70%	65%
* Efficiency Ratio	70.88%	15%
* Net Interest Margin	3.72%	20%
		100%

•	The SICP will be “triggered” only when Net Operating Income (as defined in the Appendix) meets the annually-set target, as shown in the business plan.

•	Definitions of bank-wide performance measures are also included in the Appendix of this document.

•	Performance measures may be revised, with the approval of the Board of Directors, in the event of unforeseen and/or extraordinary circumstances.

Individual Performance Measures

Goal Setting and Performance Measures

•

At the beginning of the plan year, the President/CEO will meet with each SICP participant to establish individual/departmental performance goals. In this process, the President/CEO will assign a priority weight to each goal and define how performance will be measured. The President/CEO will also define what constitutes the performance levels outlined below. The Compensation Committee of the Board of Directors will review and approve each participant’s performance goals and measures.

Mid-year Review

•

A key to the success of any performance-based incentive plan is regular coaching and feedback throughout the year. While the Board, President/CEO, and plan participants should be monitoring results throughout the year, the mid-year review is a way to formalize this process at the half-way point.

•

In November, the President/CEO will meet with each participant to review the mid-year results against the pre-established performance measures. The purpose of these meetings is to provide coaching and feedback so that each participant has the opportunity to modify or redirect performance in an effort to achieve his/her goals. The President/CEO will also meet with the Compensation Committee of the Board of Directors to review progress toward goals.

Revision of Goals

•	Goals may be revised, with approval of the Compensation Committee of the Board of Directors, in the event of unforeseen and/or extraordinary circumstances.

Individual Performance Measures — Continued

Performance Level

•

At the end of the year, the President/CEO will determine the participants’ performance level against the pre-established goals. The performance level will equate to a performance factor of either “1” or “0”. This performance factor will be used as a multiplier in calculating the percentage of Individual Award earned.

Individual/Dept. Performance Level	Performance Factor
Accomplished as Expected	1
Not Fully Accomplished	0

Award Calculation and Payout

•

The actual payout is the sum of the Bank-Wide Performance Award, Individual Award and any Discretionary Award. Payment will be made as a lump sum cash award within one hundred twenty (120) days of the close of the plan year or as soon as the audited financial statements are available.

•

At the end of the plan year, the President/CEO and the COO/CFO will determine the actual Bank-wide performance measures. These measures will be reported to the Board of Directors as soon as they are available.

•

At this point, the Compensation Committee of the Board of Directors will calculate the Bank-wide Performance Award for the President/CEO using the Calculation Tables and Worksheet provided. The President/CEO will calculate the Bank-wide Performance Awards for other SIPC participants.

•

The President/CEO will determine each participant’s Individual Performance level against pre-established goals. For each goal, the performance level will equate to a performance factor of either “1” or “0”. Using the Calculation Tables and Worksheet provided, the President/CEO will calculate the Individual Performance Awards.

•

The Compensation Committee will make an assessment of the President/CEO’s Individual Performance level; and calculate the Individual Performance Award using the Calculation Tables and Worksheet provided.

•

Using the Award Calculation Tables and Worksheet provided, the President/CEO will calculate each plan participant’s total award by adding the Bank-wide Award to the Individual Award. The Compensation Committee will review these calculations, similarly calculate the total award amount for the President/CEO, and recommend final award amounts to the full Board of Directors for approval. Discretionary Awards will be considered by the Compensation Committee and submitted to the full Board of Directors for approval as deemed appropriate.

Appendix

Definitions

•	N0I, ROA, Efficiency Ratio, ROE

These measures of financial performance are intended to reflect the Officers’ performance against budget, indicating their ability to maintain fiscal solvency, operate within the established systems, and generate surplus. The targets are based on the Business Plan and are determined annually with the approval of the Board of Directors. The following defines how each is calculated for SICP purposes:

Net Operating Income:

Net Operating Income is generally net income including securities gains/losses, but excluding “extraordinary” items. Extraordinary items are defined as events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. Unusual nature means the underlying event or transaction may possess a high degree of abnormality and is of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of the enterprise. Infrequency of occurrences means the underlying event or transaction is of a type that would not reasonably be expected to recur in the foreseeable future. By this definition extraordinary items are extremely rare. However, for purposes of this plan, other transactions that are not typical of normal operations but also do not meet the above criteria of “extraordinary” will be excluded. Items such as Cooperative Central Bank dividend, a large recovery of a previously charged-off loan or a settlement of a lawsuit are not so unusual or infrequent as to be considered extraordinary. However they are representative of nonoperating items that are not typical or normal banking operations. Therefore, all nonoperating revenue and expense items will be excluded from net operating income. In addition, all expense accruals related to the employee profit sharing plan and this plan will be excluded.

Return On Assets:	Net Income
Average Assets

Average assets will be calculated using the thirteen month-end asset totals covering the period of April 30 (beginning of fiscal year) through the following April 30 (end of fiscal year).

Efficiency Ratio:	operating expenses (excluding amortization expense)
Net interest income plus other income (excluding gain on sale of non-loan assets)

Definitions - continued

Net Interest Margin:	The difference between total yield on interest-earning assets less total cost of funds.

NOTE: All amounts used in the above definitions will be from The Community Bank’s consolidated financial statements.